Exhibit 99.1

Press Release

For Release:	For More Information Contact:
April 16, 2015	Patrick Oakes, Executive Vice President and Chief Financial Officer
919.627.6366, poakes@square1bank.com

SQUARE 1 FINANCIAL REPORTS FIRST QUARTER 2015 RESULTS
Durham, NC, April 16, 2015 - Square 1 Financial, Inc. (Nasdaq: SQBK) today announced results for the quarter ended March 31, 2015.
Consolidated net income available to common shareholders for the first quarter of 2015 was $8.2 million, or $0.27 per diluted share, compared to $9.5 million, or $0.32 per diluted share, for the fourth quarter of 2014.
“We continue to benefit from our growing brand along with a robust venture economy,” said Doug Bowers, President and Chief Executive Officer of Square 1 Financial.  “This has led to another strong quarter for loan and deposit growth. We remain focused on providing the best banking services to our clients in the innovation economy.”

First Quarter Highlights
Highlights of the first quarter of 2015 include:

•	Return on average common equity of 10.66% and return on average assets of 1.04%.

•	Tangible book value per share of $10.70 as of March 31, 2015.

•
Average loans grew 3.9% while period-end loans increased 9.8% compared to the fourth quarter of 2014. Average loans grew 28.1% while period-end loans increased 39.3% compared to the first quarter of 2014.

•	Average on-balance sheet deposits of $2.8 billion, up 4.2% from the fourth quarter of 2014 and up 30.8% from the first quarter of 2014.

•	Average client investment funds of $1.4 billion, up 19.1% compared to the fourth quarter of 2014 and up 128.5% from the first quarter of 2014.

•	Net loan charge-offs were $3.6 million, or 1.07%, of average loans (annualized) for the first quarter of 2015.

•	Net interest margin of 3.96% for the first quarter of 2015.
See "Non-GAAP Financial Measures" at the end of this release for reconciliations of our non-GAAP measures.
Earnings Summary
The decrease in net income available to common shareholders compared to the fourth quarter of 2014 was due primarily to a $1.4 million increase in the provision for loan losses, a $0.8 million increase in noninterest expense and a $0.4 million decrease in net interest income, partially offset by a $1.3 million decrease in income tax expense.
Net Interest Income and Margin (Fully Tax Equivalent Basis)
The information set forth below contains certain financial information determined by methods other than in accordance with GAAP. Net interest income and the net interest margin are presented on a fully taxable equivalent basis based on the federal statutory rate of 35% to consistently reflect income from taxable loans and securities and tax-exempt securities. See the "Non-GAAP Financial Measures" section for a reconciliation of these non-GAAP measures to their most comparable GAAP measures.

Net interest income for the first quarter of 2015 decreased $0.4 million compared to the fourth quarter of 2014, primarily driven by a decrease in loan interest income of $1.2 million, partially offset by an increase in investment interest income of $1.0 million. Lower loan yields and two less days in the quarter resulted in lower loan interest income despite a higher average balance of our loan portfolio. The increase in investment interest income was driven by the higher average balance of our investment securities portfolio and higher yields. Average deposits grew $112.3 million, or 4.2%, and lower average cash balances supported a 3.9% increase in the average balance of our loan portfolio and an 8.1% increase in the average balance of our investment securities portfolio.
For the first quarter of 2015, our net interest margin decreased to 3.96% from 4.12% for the fourth quarter of 2014. This decrease was largely due to the lower yield earned on our loan portfolio, slightly offset by the impact of lower cash balances. The lower yield earned on our loan portfolio was driven by lower loan fees and a lower interest yield. Loan fees were $2.0 million in the first quarter of 2015 compared to loan fees of $3.4 million in the fourth quarter of 2014.
Provision for Loan Losses
The $1.4 million increase in the provision for loan losses compared to the fourth quarter of 2014 was primarily due to the impact of overall loan growth. Net loan charge-offs were $3.6 million, or 1.07%, of average loans (annualized) for the first quarter of 2015 compared to net loan charge-offs of $3.9 million, or 1.18%, of average loans (annualized) for the fourth quarter of 2014.
Noninterest Income
Noninterest income of $6.2 million for the first quarter of 2015 was flat compared to the fourth quarter of 2014 as a $0.4 million increase in the gain on sale of SBA loans was largely offset by a decrease in warrant income. The $4.5 million of core banking noninterest income within noninterest income was also flat compared to the fourth quarter of 2014. Core banking noninterest income represents recurring income from traditional banking services provided to our customers (see "Non-GAAP Financial Measures" section). Within core banking noninterest income, lower foreign exchange fee income, which was $0.2 million lower compared to the fourth quarter of 2014, was offset by $0.1 million higher service charges and fees income and $0.1 million higher credit card and merchant income.
Warrant income was $0.5 million in the first quarter of 2015, compared to warrant income of $0.8 million in the fourth quarter of 2014. The decrease in warrant income compared to the fourth quarter of 2014 was primarily due to the higher magnitude of private company liquidity events during the fourth quarter of 2014. At March 31, 2015, the valuation of our remaining warrants was $4.6 million held in 473 companies, which included $0.6 million held in seven publicly traded companies.
Noninterest Expense
Noninterest expense for the first quarter of 2015 increased $0.8 million compared to the fourth quarter of 2014. The increase primarily resulted from $0.7 million higher personnel expenses and a $0.4 million increase in the provision for unfunded credit commitments, partially offset by a $0.3 million decrease in advertising and promotions expense. Higher personnel expenses were driven by an increase of 12 full-time equivalent employees from the fourth quarter of 2014 and higher incentive compensation expense as well as seasonal tax and benefits expenses. The first quarter of 2015 included $0.2 million in merger related expenses.
Income Tax Provision
Our projected annual effective tax rate for 2015 decreased to 29.6% from an annual effective tax rate of 31.4% for 2014 due to an increase in the portion of nontaxable income to taxable income.

Loans and Credit Quality
Average loans grew $51.8 million while period-end loans increased $132.1 million compared to the fourth quarter of 2014. Period-end loans to venture firms increased $20.9 million, or 12.4%, while total loans to venture-backed companies, including life sciences, technology and asset-based loans, were up $103.8 million, or 9.6%, at March 31, 2015 compared to December 31, 2014. Average loans grew $300.6 million while period-end loans increased $417.3 million compared to the first quarter of 2014. Period-end loans to venture firms increased $98.4 million, or 107.48%, while total loans to venture-backed companies, including life sciences, technology and asset-based loans were up $285.5 million, or 31.7%, at March 31, 2015 compared to March 31, 2014.
At March 31, 2015, nonperforming loans totaled $18.3 million, or 1.24%, of total loans compared to $17.2 million, or 1.28%, of total loans at December 31, 2014 and $9.6 million, or 0.91%, of total loans at March 31, 2014. The allowance for loan losses to nonperforming loans at March 31, 2015, was 135.34%, compared to 132.87% at December 31, 2014 and 198.65% at March 31, 2014.
Investments
Average investments grew 8.1% compared to the fourth quarter of 2014 as a result of continued deposit growth. Our available-for-sale securities portfolio totaled $1.3 billion at March 31, 2015, which was flat compared to December 31, 2014. Our held to maturity securities portfolio increased $65.3 million, or 21.8%, to an amortized cost of $365.8 million at March 31, 2015, compared to $300.4 million at December 31, 2014.
Deposits and Client Investment Funds
Our March 31, 2015 period-end deposits increased $232.9 million, or 8.4%, to $3.0 billion from December 31, 2014 and increased $811.3 million, or 36.9%, from March 31, 2014. These increases were primarily due to growth of our client base and a continued strong funding environment for venture-backed firms. Our period-end noninterest-bearing deposits increased $100.2 million, or 5.4%, while our interest-bearing deposits increased $132.7 million, or 14.3%, from December 31, 2014.
Average on-balance sheet deposits increased $112.3 million compared to the fourth quarter of 2014 and increased $663.4 million compared to the first quarter of 2014. The average cost of deposits was 0.03%, 0.02% and 0.02% for the first quarter of 2015, the fourth quarter of 2014 and first quarter of 2014, respectively, which yielded interest expense on deposits of $0.2 million, $0.2 million and $0.1 million for the same periods, respectively.
Our period-end client investment funds increased to $1.5 billion at March 31, 2015 from $1.4 billion at December 31, 2014, an increase of 1.7%, and increased 127.2% from $643.5 million at March 31, 2014, as our clients took advantage of alternative cash investment vehicles offered by Square 1 Asset Management, our registered investment adviser subsidiary. Average off-balance sheet client investment funds grew $231.2 million compared to the fourth quarter of 2014 and grew $809.8 million compared to the first quarter of 2014.
Capital Ratios
On January 1, 2015, the Basel III regulatory standard on bank capital adequacy became effective. The rule includes changes in what constitutes regulatory capital, some of which are subject to a two-year transition period, as well as the phasing-out of certain instruments as qualifying capital. The new capital requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. Our Risk-Based Capital ratios decreased as a result of the changes to both qualifying regulatory capital and risk-weighted assets under the new rules. We believe that at March 31, 2015 we meet all capital requirements to which we are subject and are "well-capitalized."
Additional Events
On March 2, 2015, PacWest Bancorp and Square 1 announced the signing of a definitive agreement and plan of merger under which PacWest Bancorp will acquire Square 1 in a transaction valued at approximately $849 million.
Subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the approval of bank regulatory authorities and approval of the merger agreement by Square 1’s stockholders, PacWest Bancorp and Square 1 expect that the merger will be completed during the fourth quarter of 2015. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (i) market and economic conditions (including the interest rate environment, levels of public offerings, mergers and acquisitions and venture capital financing activities) and the associated impact on us; (ii) the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; (iii) our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; (iv) operational, liquidity and credit risks associated with our business; (v) deterioration of our asset quality; (vi) our overall management of interest rate risk; (vii) our ability to execute our strategy and to achieve organic loan and deposit growth; (viii) increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; (ix) the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves; (x) volatility and direction of market interest rates; (xi) changes in the regulatory or legal environment; (xii) the ability to complete the proposed merger transaction, including obtaining regulatory approvals and approval by the stockholders of the Square 1, and business disruption caused by the proposed transaction and (xiii) other factors that are discussed in the section titled “Risk Factors,” in our Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 20, 2015.
The foregoing factors should not be construed as exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend, or undertake any obligation to publicly update these forward-looking statements.
Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of PacWest Bancorp’s and Square 1’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, c/o Pacific Western Bank, 130 S. State College Blvd., Brea, CA 92821, Attention: Investor Relations, telephone (714) 671-6800, or via e-mail to investor-relations@pacwestbancorp.com.
The documents filed by Square 1 with the SEC may be obtained free of charge at Square 1’s website at www.square1bank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Square 1 by requesting them in writing to Square 1 Financial, c/o Square 1 Bank, 406 Blackwell Street, Suite 240, Durham, NC 27701; Attention: Investor Relations, or by telephone at Phone: (866) 355-0468.
PacWest intends to file a registration statement with the SEC which will include a proxy statement of Square 1 and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Square 1 are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive proxy statement/prospectus will be sent to the stockholders of Square 1 seeking any required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from PacWest or Square 1 by writing to the addresses provided for each company set forth in the paragraphs above.
PacWest, Square 1, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Square 1 stockholders in favor of the approval of the transaction. Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2014 annual meeting of stockholders, as previously filed with the SEC. Information about the directors and executive officers of Square 1 and their ownership of Square 1 common stock is set forth in Square 1’s Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 20, 2015. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus when they become available.
About Square 1 Financial
Square 1 Financial is a financial services company focused primarily on serving entrepreneurs and their investors. Square 1 Financial (Nasdaq: SQBK) is headquartered in Durham, North Carolina with thirteen loan production offices located in key innovation hubs across the United States. Through Square 1 Bank, which was formed by experienced venture bankers, commercial bankers and entrepreneurs, we offer a full range of banking and financial products focused on the entrepreneurial community and their venture capital and private equity investors. Since inception, we have operated as a highly-focused venture bank and have provided a broad range of financial services to entrepreneurs, growing entrepreneurial companies and the venture capital and private equity communities. We provide banking services to our clients, including venture, commercial and international banking services, asset-based lending programs, and SBA and USDA commercial and real estate loan programs. We also provide investment advisory and asset management services to our clients through Square 1 Asset Management, a subsidiary of Square 1 Bank. More information can be found at www.square1financial.com.

SQUARE 1 FINANCIAL, INC.

Summary Financial Information	At or For the
	Three Months Ended
(In thousands, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014
Performance Ratios:
Return on average assets	1.04%	1.25%	1.33%
Return on average common equity	10.66	12.57	16.34
Net interest margin(1)	3.96	4.12	4.12
Efficiency ratio(2)	49.49	47.14	50.61

Per Share Data:
Net income per basic common share	$0.28	$0.33	$0.33
Net income per diluted common share	0.27	0.32	0.31
Book value per common share	10.71	10.48	9.29
Tangible book value per common share(3)	10.70	10.47	9.26

Capital Ratios (consolidated):
Tier 1 leverage capital(4)	9.61%	9.71%	10.67%
Common equity Tier 1 capital(4)	11.77	13.84	14.22
Tier 1 risk-based capital(4)	11.77	13.84	14.51
Total risk-based capital(4)	12.78	14.96	15.61
Total shareholders’ equity to assets	9.55	9.78	10.45
Tangible common equity to tangible assets(5)	9.54	9.77	10.23

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.67%	1.70%	1.80%
Allowance for loan losses as a percent of nonperforming loans	135.34	132.87	198.65
Net charge-offs to average outstanding loans (annualized)	1.07	1.18	0.85
Nonperforming loans as a percent of total loans	1.24	1.28	0.91
Nonperforming assets as a percent of total assets	0.55	0.56	0.39

Other Ratios and Statistics:
Average loans, net of unearned income, to average deposits	48.7%	48.8%	49.7%
Period-end full-time equivalent employees	270	258	239
Average outstanding shares—basic	29,270	28,795	23,726
Average outstanding shares—diluted	30,281	30,204	25,740
Period-end outstanding shares—basic	29,758	28,883	27,234
Period-end outstanding shares—diluted	30,533	30,307	29,083

Financial Condition Data:
Average total assets	$3,190,370	$3,032,595	$2,374,169
Average cash and cash equivalents	85,076	105,705	119,430
Average investment securities - available-for-sale	1,309,450	1,252,625	967,161
Average investment securities - held-to-maturity	359,341	291,648	164,844
Average loans, net of unearned income	1,369,428	1,317,622	1,068,814
Average on-balance sheet deposits	2,813,912	2,701,630	2,150,508
Average total client investment funds	1,439,848	1,208,638	630,042
Average total shareholders' equity	310,104	300,847	198,171

(1)	Represents net interest income as a percent of average interest-earning assets.

(2)
Represents noninterest expense divided by the sum of net interest income and other income, excluding gains or losses on the impairment and sale of securities. Efficiency ratio, as calculated, is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

(3)
Tangible book value per common share is a non-GAAP financial measure. Tangible common equity is computed as total shareholders’ equity, excluding preferred stock, less intangible assets. Tangible book value per common share is calculated as tangible common equity divided by common shares outstanding. We believe that the most directly comparable GAAP financial measure is book value per common share. See “Non-GAAP Financial Measures.”

(4)
Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios for March 31, 2015 and Common equity Tier 1 capital ratios for March 31, 2015, December 31, 2014 and March 31, 2014 are estimates.

(5)
Tangible common equity to tangible assets is a non-GAAP financial measure. Tangible common equity is computed as total shareholders’ equity, excluding preferred stock, less intangible assets. Tangible assets are calculated as total assets less intangible assets. We believe that the most directly comparable GAAP financial measure is total shareholders’ equity to assets. See “Non-GAAP Financial Measures.”

SQUARE 1 FINANCIAL, INC.
Interim Consolidated Balance Sheets

(in thousands, except share and per share data)	March 31, 2015	December 31, 2014	March 31, 2014
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$32,236	$14,629	$39,704
Interest-bearing deposits in other banks	93,994	72,292	157,576
Federal funds sold and securities purchased under resale agreements	—	—	259
Total cash and cash equivalents	126,230	86,921	197,539
Investment in time deposits	1,001	1,251	1,250
Investment securities—available for sale, at fair value	1,292,931	1,294,533	980,669
Investment securities—held to maturity, at amortized cost	365,771	300,425	169,521
Loans, net of unearned income of $8.6 million, $7.9 million and $4.6 million	1,478,582	1,346,449	1,061,287
Less allowance for loan losses	(24,739)	(22,906)	(19,094)
Net loans	1,453,843	1,323,543	1,042,193
Premises and equipment, net	3,993	4,026	3,185
Deferred income tax assets, net	7,786	9,672	12,110
Bank owned life insurance	51,157	50,723	34,631
Intangible assets	1,737	1,615	1,996
Other receivables	11,408	3,226	2,856
Warrant valuation	4,649	4,304	6,596
Prepaid expenses	1,695	2,063	1,311
Accrued interest receivable and other assets	14,823	12,564	13,285
Total assets	$3,337,024	$3,094,866	$2,467,142
Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest-bearing	$1,951,176	$1,851,004	$1,371,149
Demand, interest-bearing	91,635	71,598	130,660
Money market deposit accounts	952,186	837,630	666,485
Time deposits	14,466	16,320	29,905
Total deposits	3,009,463	2,776,552	2,198,199
Junior subordinated debt	—	—	3,186
Accrued interest payable and other liabilities	8,790	15,610	7,876
Total liabilities	3,018,253	2,792,162	2,209,261
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value; 70,000,000 and 45,000,000 shares authorized, respectively:
Class A common stock, $.01 par value; 26,362,618 shares, 25,487,568 shares and 23,771,776 shares issued and outstanding, respectively	263	255	238
Class B convertible common stock, $.01 par value; 3,395,110 shares, 3,395,110 shares and 3,462,610 shares issued and outstanding, respectively	34	34	34
Additional paid in capital	254,630	251,597	239,306
Accumulated other comprehensive income	12,277	7,404	1,223
Retained earnings	51,567	43,414	17,080
Total shareholders’ equity	318,771	302,704	257,881
Total liabilities and shareholders’ equity	$3,337,024	$3,094,866	$2,467,142

SQUARE 1 FINANCIAL, INC.
Interim Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Loans including fees on loans	$20,134	$21,315	$16,403
Investment securities:
Taxable	6,898	6,184	4,561
Non-taxable	2,329	2,172	1,772
Federal funds and other short-term investments	40	77	64
Total interest income	29,401	29,748	22,800
Interest expense:
Deposits	211	150	130
Borrowings and repurchase agreements	45	15	4
Junior subordinated debt	—	—	159
Total interest expense	256	165	293
Net interest income	29,145	29,583	22,507
Provision for loan losses	5,447	4,000	2,964
Net interest income after provision for loan losses	23,698	25,583	19,543
Noninterest income:
Service charges and fees	1,258	1,188	1,068
Foreign exchange fees	1,718	1,951	1,641
Credit card and merchant income	1,021	932	636
Investment impairment	—	—	(43)
Net (loss) gain on securities	(204)	(24)	9
Letter of credit fees	242	242	515
Warrant income	462	792	2,195
Gain on sale of loans	806	439	253
Bank owned life insurance	435	445	290
Other	474	209	575
Total noninterest income	6,212	6,174	7,139
Noninterest expense:
Personnel	12,227	11,543	10,634
Occupancy	823	863	740
Data processing	937	928	822
Furniture and equipment	765	808	702
Advertising and promotions	241	495	275
Professional fees	1,001	993	601
Telecommunications	291	308	260
Travel	210	287	166
FDIC assessment	419	429	405
Other	1,423	878	978
Total noninterest expense	18,337	17,532	15,583
Income before income tax expense	11,573	14,225	11,099
Income tax expense	3,420	4,693	3,251
Net income	8,153	9,532	7,848
Dividends on preferred stock	—	—	62
Net income available to common shareholders	$8,153	$9,532	$7,786
Earnings per share—basic	$0.28	$0.33	$0.33
Earnings per share—diluted	$0.27	$0.32	$0.31

SQUARE 1 FINANCIAL, INC.
Interim Net Interest Margin Analysis (Unaudited)
The following table presents information regarding average balances for assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Net interest income and the net interest margin are presented on a fully taxable equivalent basis based on the federal statutory rate of 35% to consistently reflect income from taxable loans and securities and tax-exempt securities. Yields are also presented on a tax equivalent basis.

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits in other banks	$75,022	$39	0.21%	$90,032	$69	0.30%	$106,261	$62	0.24%
Federal funds sold and other short-term investments	1,248	1	0.29	7,011	8	0.48	1,428	2	0.55
Loans, net of unearned income	1,369,428	20,134	5.96	1,317,622	21,315	6.42	1,068,814	16,403	6.22
Nontaxable securities	287,216	3,583	5.06	271,459	3,342	4.88	228,094	2,724	4.84
Taxable securities	1,381,575	6,898	2.02	1,272,814	6,184	1.93	903,911	4,560	2.05
Total interest-earning assets	3,114,489	30,655	3.99	2,958,938	30,918	4.15	2,308,508	23,751	4.17
Less: Allowance for loan losses	(23,521)			(23,966)			(19,471)
Noninterest-earning assets	99,402			97,623			85,132
Total assets	$3,190,370			$3,032,595			$2,374,169
Interest-bearing liabilities:
Demand deposits	$92,397	27	0.12	$78,946	20	0.10	$116,647	24	0.08
Money market	841,030	179	0.09	764,062	122	0.06	616,834	92	0.06
Time deposits	16,666	5	0.11	16,852	8	0.19	26,121	14	0.22
Total interest-bearing deposits	950,093	211	0.09	859,860	150	0.07	759,602	130	0.07
FHLB advances	49,111	44	0.37	15,163	15	0.39	2,000	2	0.41
Repurchase agreements	333	—	0.30	113	—	0.32	6,092	1	—
Junior subordinated debt	—	—	—	—	—	—	6,173	160	10.46
Total interest-bearing liabilities	999,537	255	0.10	875,136	165	0.07	773,867	293	0.15
Noninterest-bearing deposits	1,863,819			1,841,770			1,390,906
Other noninterest-bearing liabilities	16,910			14,842			11,225
Total liabilities	2,880,266			2,731,748			2,175,998
Total shareholders’ equity	310,104			300,847			198,171
Total liabilities and shareholders’ equity	$3,190,370			$3,032,595			$2,374,169
Net interest income		$30,400			$30,753			$23,458
Interest rate spread			3.89%			4.08%			4.02%
Net interest margin			3.96%			4.12%			4.12%
Ratio of average interest-earning assets to average interest-bearing liabilities			311.59%			338.11%			298.31%

SQUARE 1 FINANCIAL, INC.
Loans and Unfunded Commitments

	March 31, 2015		December 31, 2014		March 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial loans:
Technology	$732,840	49.28%	$631,979	46.66%	$553,258	51.91%
Life sciences	291,700	19.61	274,057	20.24	226,617	21.27
Asset-based loans	163,004	10.96	177,701	13.12	122,151	11.46
Venture capital/private equity	190,037	12.78	169,143	12.49	91,595	8.59
SBA and USDA	35,588	2.39	35,609	2.63	24,864	2.33
Other	11,149	0.75	6,854	0.50	4,624	0.43
Total commercial loans	1,424,318	95.77	1,295,343	95.64	1,023,109	95.99
Real estate loans:
SBA and USDA	36,896	2.48	36,978	2.73	29,558	2.77
Total real estate loans	36,896	2.48	36,978	2.73	29,558	2.77
Construction:
SBA and USDA	5,453	0.37	4,035	0.30	286	0.03
Total construction loans	5,453	0.37	4,035	0.30	286	0.03
Credit cards	20,465	1.38	17,980	1.33	12,916	1.21
Total loans	1,487,132	100.00%	1,354,336	100.00%	1,065,869	100.00%
Less unearned income(1)	(8,550)		(7,887)		(4,582)
Total loans, net of unearned income	$1,478,582		$1,346,449		$1,061,287

Total unfunded loan commitments	$1,297,505		$1,232,078		$1,036,497

(1)	Unearned income consists of unearned loan fees, the discount on SBA loans and the unearned initial warrant value.

Client Investment Funds
We offer our clients alternative cash investment vehicles such as sweep accounts and investment in the Certificates of Deposit Account Registry Service (“CDARS”), the latter of which allows us to place client deposits in one or more insured depository institutions.

	March 31, 2015	December 31, 2014	March 31, 2014
Period-end:	(Dollars in thousands)
Client investment assets under management	$967,868	$976,075	$173,927
Sweep money market funds	453,505	404,357	303,135
CDARS	40,382	56,201	166,452
Total period-end client investment funds	$1,461,755	$1,436,633	$643,514

SQUARE 1 FINANCIAL, INC.
Credit Quality

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(Dollars in thousands)
Allowance at beginning of period	$22,906	$22,816	$18,379
Provision for loan losses	5,447	4,000	2,964
Charge-offs:
Commercial loans:
Technology	2,061	3,408	1,834
Life sciences	1,361	507	—
SBA and USDA	38	—	518
Total commercial loans	3,460	3,915	2,352
Real estate loans:
SBA and USDA	540	—	—
Total real estate loans	540	—	—
Total charge offs	4,000	3,915	2,352
Recoveries:
Commercial loans:
Technology	(386)	(1)	(103)
Life sciences	—	(4)	—
Total commercial loans	(386)	(5)	(103)
Total recoveries	(386)	(5)	(103)
Net charge offs	3,614	3,910	2,249
Allowance at end of period	$24,739	$22,906	$19,094

Total nonaccrual loans	$18,280	$17,239	$9,612

Credit Quality Ratios:
Allowance for loan losses as a percent of total loans	1.67%	1.70%	1.80%
Allowance for loan losses as a percent of nonperforming loans	135.34	132.87	198.65
Net charge-offs to average outstanding loans (annualized)	1.07	1.18	0.85
Nonperforming loans as a percent of total loans	1.24	1.28	0.91
Nonperforming assets as a percent of total assets	0.55	0.56	0.39

SQUARE 1 FINANCIAL, INC.
Non-GAAP Financial Measures
The information set forth in this release contains certain financial information determined by methods other than in accordance with GAAP. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. These non-GAAP financial measures for us are “efficiency ratio,” “tangible common equity to tangible assets,” "tangible book value per common share," “net operating income,” "net interest income (fully tax equivalent basis)," and "core banking noninterest income." Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies. The non-GAAP financial measures should be viewed as a supplement to, and not a substitute for, financial measures presented in accordance with GAAP.
Efficiency ratio represents noninterest expense divided by the sum of net interest income and other income, excluding gains or losses on the impairment and sale of securities. This measure is used by management to evaluate our operational efficiency.
Tangible common equity to tangible assets ratio is used by management to evaluate the adequacy of our capital levels. Tangible common equity is computed as total shareholders’ equity, excluding preferred stock, less intangible assets. Tangible assets are calculated as total assets less intangible assets other than loan servicing intangible assets. We believe that the most directly comparable GAAP financial measure is total shareholders’ equity to assets.
Tangible common equity is computed as total shareholders’ equity, excluding preferred stock, less intangible assets. Tangible book value per common share is calculated as tangible common equity divided by common shares outstanding. We believe that the most directly comparable GAAP financial measure is book value per common share.
Non-GAAP net operating income represents net operating income before income tax expense on a fully tax equivalent basis excluding the impact of gains and losses on the sale of securities and impairments. We believe that the most directly comparable GAAP financial measure is income before income tax expense.
Our discussions of net interest income and the net interest margin are presented on a fully taxable equivalent basis based on the federal statutory rate of 35% to consistently reflect income from taxable loans and securities and tax-exempt securities.We believe that the most directly comparable GAAP financial measure is net interest income.
Core banking noninterest income represents recurring income from traditional banking services provided to our customers and excludes line items where results are typically subject to market or other conditions beyond our control. We believe that the most directly comparable GAAP financial measure is noninterest income.

The information provided below reconciles each non-GAAP measure to its most comparable GAAP measure.

(Dollars in thousands)	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Efficiency Ratio
Noninterest expense (GAAP)	$18,337	$17,532	$15,583
Net interest taxable equivalent income	30,400	30,753	23,458
Noninterest taxable equivalent income	6,446	6,414	7,297
Less: (loss) gain on sale of securities and impairment	(204)	(24)	(34)
Adjusted operating revenue	$37,050	$37,191	$30,789
Efficiency ratio	49.49%	47.14%	50.61%
Tangible Common Equity/Tangible Assets
Total equity	$318,771	$302,704	$257,880
Less: preferred stock	—	—	4,950
Intangible assets(1)	344	393	698
Tangible common equity	$318,427	$302,311	$252,232
Total assets	$3,337,024	$3,094,866	$2,467,142
Less: intangible assets(1)	344	393	698
Tangible assets	$3,336,680	$3,094,473	$2,466,444
Tangible common equity/tangible assets	9.54%	9.77%	10.23%
Net Operating Income
GAAP income before taxes	$11,573	$14,225	$11,099
Add: (loss) gain on sale of securities and impairment	(204)	(24)	(34)
Add: tax equivalent adjustment	1,488	1,409	1,108
Non-GAAP net operating income before taxes	$13,265	$15,658	$12,241
Net Interest Income
GAAP net interest income	$29,145	$29,583	$22,507
Add: tax equivalent adjustment	1,255	1,170	951
Non-GAAP net interest income (fully tax equivalent basis)	$30,400	$30,753	$23,458
Core Banking Noninterest Income
GAAP noninterest income	$6,212	$6,174	$7,139
Less: net (loss) gain on securities	(204)	(24)	(34)
Warrant income	462	792	2,195
Gain on sale of loans	806	439	253
Bank owned life insurance	435	445	290
Other	260	27	398
Non-GAAP core banking noninterest income	$4,453	$4,495	$4,037

(1)	Does not include a loan servicing asset of $1.4 million, $1.3 million and $1.3 million at March 31, 2015, December 31, 2014, and March 31, 2014, respectively.